Exhibit 107
Calculation of Filing Fee Tables

424(b)(5)
(Form Type)

Axonics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule(1)	Amount Registered(2)	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.0001 par value	457(r)	2,012,500 shares	$64.28	$129,363,500	0.0000927	$11,992.00
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amount					$129,363,500		$11,992.00
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$11,992.00
(1)	Calculated in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), based upon the average of the high and low price per share of the Registrant’s common stock as reported on the Nasdaq Global Select Market on July 29, 2022. The registration fee is calculated in accordance with Rule 457(r) under the Securities Act and represents deferred payment of the registration fees in connection with the Registrant’s Registration Statement on Form S-3 (Reg. No. 333-238064).
(2)	Includes up to an additional 262,500 shares of common stock that the underwriter has an option to purchase.